(e)(i)

AMENDED SCHEDULE OF APPROVALS

with respect to the

DISTRIBUTION AGREEMENT

between

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

and

ING FUNDS DISTRIBUTOR, LLC

Company

ING VP Strategic Allocation Conservative Portfolio

ING VP Strategic Allocation Growth Portfolio

ING VP Strategic Allocation Moderate Portfolio